Exhibit 99.2

FOR IMMEDIATE RELEASE
Forrester Acquires JupiterResearch
Combined Companies To Provide Enhanced Offerings To Marketing & Strategy Professionals
Cambridge, Mass., July 31, 2008 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that it has acquired JupiterResearch, LLC, and its parent company, JUPR Holdings, Inc., from MCG Capital Corporation (Nasdaq: MCGC) for $23 million in cash plus assumed liabilities, subject to post-closing adjustments, in a strategic purchase that complements Forrester’s syndicated business model. JupiterResearch has 83 employees and 2007 revenues of approximately $14 million. Forrester, with 2007 revenues of $212 million, now has more than 1,000 employees. JupiterResearch joins Forrester’s Marketing & Strategy Client Group, which contributed $46.4 million to Forrester’s total revenue in 2007.
“Uniting JupiterResearch and Forrester brings together the two leading research brands used by Marketing & Strategy executives,” said George F. Colony, Forrester’s chairman of the board and chief executive officer. “JupiterResearch enhances our existing role-based strategy and offerings to bring unprecedented value to Forrester’s Marketing & Strategy clients. We welcome JupiterResearch employees and clients to Forrester.”
Forrester serves marketing and strategy, IT, and technology industry leaders across 19 professional roles. The addition of JupiterResearch will fortify Forrester’s existing data-driven insight, forward-looking research and analysis, objective advice, and best practices for Marketing & Strategy professionals globally. These professionals include CMOs, consumer market researchers, consumer product strategists, customer experience experts, direct marketers, interactive marketers, and eBusiness and channel specialists at major companies.
Like Forrester, JupiterResearch provides business professionals with syndicated research, analysis, and advice backed by proprietary data. JupiterResearch has a substantive and growing library of syndicated research and strong consumer data and excels at market forecasting.
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“Acquiring JupiterResearch is a significant step in our growth strategy for the Marketing & Strategy segment of Forrester’s business,” said Dennis van Lingen, managing director of Forrester’s Marketing & Strategy Client Group. “JupiterResearch’s established offering, well-respected research team, and strong sales organization complement Forrester’s and solidify our long-standing leadership position as advisors to Marketing & Strategy professionals worldwide.”
“We are very excited to be joining the Forrester brand, culture, and community,” said David Schatsky, president, JupiterResearch. “For a quarter of a century, Forrester has been a trusted advisor to many of the top businesses and organizations in the world, and we are honored to bring the best of JupiterResearch to the Forrester name.”
Forrester will discuss the JupiterResearch acquisition today at 11 a.m. ET as part of the company’s second-quarter earnings call. Investors interested in listening to the Webcast can preregister at https://www.theconferencingservice.com/prereg/key.process?key=PUGCD66A3.
During the JupiterResearch acquisition, Forrester was represented by The Jordan, Edmiston Group, Inc., a New York City-based investment bank that specializes in the media and information industries.
About Forrester Research
Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 19 key roles at major companies providing proprietary research, consumer insight, consulting, events, and peer-to-peer executive programs. For more than 25 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.

Forrester Acquires JupiterResearch / Page 3
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements about the benefits of acquisitions, are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to anticipate business and economic conditions, technology spending, market trends, competition, industry consolidation, the ability to attract and retain professional staff, possible variations in Forrester’s quarterly operating results, risks associated with Forrester’s ability to offer new products and services, and Forrester’s dependence on renewals of its membership-based research services and on key personnel. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.
© 2008, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.
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Contact:

Karyl Levinson	Michael A. Doyle
Vice President, Corporate Communications	Chief Financial Officer
Forrester Research, Inc.	Forrester Research, Inc
+ 1 617.613.6262	+ 1 617.613.6234
press@forrester.com	investor@forrester.com